Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

        We have issued our report dated April 28, 2000 accompanying the consolidated financial statements of Computer Equity Corporation and Subsidiaries for the years ended February 28, 1999 and February 29, 2000, included in Applied Digital Solutions, Inc.‘s (formerly Applied Cellular Technology, Inc.) Amendment No. 1 dated September 11, 2000 to Form 8-K dated July 14, 2000. We consent to the incorporation by reference in this Registration Statement on Form S-3 of Applied Digital Solutions, Inc. of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Grant Thornton LLP
Vienna, Virginia
August 2, 2001